CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS SECOND QUARTER RESULTS
Company Raises Outlook for 2011
Company Reports Record Sales and Diluted EPS from Continuing Operations

BLOOMFIELD HILLS, Michigan, July 28, 2011 - TriMas Corporation (NASDAQ: TRS) today announced financial results for the quarter ended June 30, 2011. The Company reported quarterly net sales from continuing operations of $299.7 million, an increase of 18.9% compared to second quarter 2010. Second quarter 2011 income from continuing operations was $17.1 million, or $0.49 per diluted share, including a ($0.07) per share impact related to debt extinguishment costs associated with the Company's recent refinancing, identified as a “Special Item.”(1) Excluding Special Items, second quarter 2011 income from continuing operations would have been $19.6 million, or $0.56 per share, compared to second quarter 2010 income from continuing operations of $15.2 million, or $0.44 per share.

TriMas Highlights

•	Reported record quarterly net sales of $299.7 million, an increase of 18.9%, with sales growth in all six segments compared to second quarter 2010.

•	Improved both income and diluted earnings per share from continuing operations by over 25%, excluding the impact of Special Items, compared to second quarter 2010.

•	Raised the full-year 2011 diluted earnings per share (EPS) from continuing operations guidance range from $1.45 to $1.60 per share to $1.60 to $1.70 per share, excluding Special Items.

•	Completed the refinance of its U.S. credit facilities, entering into a new credit agreement, primarily to reduce interest costs, extend maturities and improve financial and operating flexibility.

•
Today announced an agreement to acquire Innovative Molding, a technology leader in the design, lining and manufacturing of specialty plastic closures for bottles and jars for the food and nutrition industries. Upon closing, Innovative will become part of Rieke, within the Packaging segment.

“The successful execution of our key initiatives led to another strong quarter of organic sales and earnings growth,” said David Wathen, TriMas President and Chief Executive Officer. “We achieved our sixth consecutive quarter of sales growth, attaining 18.9% sales growth during the second quarter, as a result of continued market share gains, product innovation, geographic expansion, bolt-on acquisitions and improved end markets. With record quarterly sales of almost $300 million, we are confident in the strategies in place in our businesses and our ability to deliver rapid responses to customers' needs.”

Wathen continued, “During the first half of 2011, we further increased investments in our businesses to ensure long-term organic growth, as well as secure additional customers in the short term. We experienced a slight decline in operating profit margin overall, largely due to sales mix shift, as segments with lower margins, such as Energy and Engineered Components, had significant sales increases in second quarter 2011, in addition to the impact from our increased investments. We are intensely focused on our productivity and lean initiatives, and we will use these savings to fund growth, offset inflation and expand margins. As a result of our sales growth and productivity initiatives, we also achieved record quarterly earnings per share of $0.56 (excluding Special Items), an increase of approximately 27%, as compared to second quarter 2010.”

“Based on our second quarter results and current expectations, we are increasing our guidance for full year 2011. We are now estimating 2011 top-line growth of 13% to 16%, compared to 2010, with full-year 2011 diluted earnings per share from continuing operations expected to range between $1.60 and $1.70 per share, excluding Special Items. We continue to be confident in our ability to grow the top-line faster than the economy, create sustainable operating leverage and generate strong cash flow,” Wathen concluded.

Second Quarter Financial Results - From Continuing Operations

•
TriMas reported record second quarter net sales of $299.7 million, an increase of 18.9% as compared to $252.1 million in second quarter 2010. While the Energy, Aerospace & Defense and Engineered Components segments led this growth with more than 20% increases in net sales, sales increased in each reportable segment compared to second quarter 2010. Overall, sales increased due to market share gains, new product introductions, geographic expansion and additional sales from bolt-on acquisitions transacted in 2010, as well as from improved volumes resulting from the continued economic recovery. In addition, net sales were favorably impacted by approximately $6.4 million as a result of currency exchange.

•
The Company reported operating profit of $42.5 million in second quarter 2011, as compared to operating profit of $36.5 million during second quarter 2010, primarily as a result of higher sales levels. Second quarter 2011 operating profit margin was 14.2%, compared to 14.5% in second quarter 2010. This slight decline in operating margin was primarily due to a sales mix shift, as reportable segments with lower margins, Energy and Engineered Components, comprised a greater percentage of sales in second quarter 2011. The Company continued to generate significant savings from productivity and lean initiatives which funds investment in growth initiatives and offsets economic cost increases.

•
Second quarter 2011 income from continuing operations was $17.1 million, or $0.49 per diluted share, compared to an income from continuing operations of $15.2 million, or $0.44 per diluted share, during second quarter 2010. Excluding the after-tax impact of the Special Item related to the Company's refinance activities, second quarter 2011 income from continuing operations would have been $19.6 million, or $0.56 per diluted share.

•
The Company generated Free Cash Flow (defined as Cash Flow from Operating Activities less Capital Expenditures) of $15.1 million for second quarter 2011, compared to $32.9 million in second quarter 2010, due to increases in net working capital and capital expenditures in support of the Company's growth initiatives. The Company expects to generate $50 to $60 million in Free Cash Flow for 2011.

Financial Position
During the second quarter of 2011, TriMas completed the refinance of its U.S. credit facilities, entering into a new credit agreement, primarily to reduce interest costs, extend maturities and improve financial and operating flexibility. At quarter end, TriMas reported total indebtedness of $478.4 million as of June 30, 2011, as compared to $494.7 million as of December 31, 2010. TriMas ended second quarter 2011 with $161.8 million of cash and aggregate availability under its revolving credit and accounts receivable facilities.

Business Segment Results - From Continuing Operations
Packaging - (Consists of Rieke Corporation including its foreign subsidiaries of Englass, Rieke Germany, Rieke Italia and Rieke China)
Net sales for second quarter increased 5.2% compared to the year ago period due to increased industrial closure product sales and favorable currency exchange, partially offset by lower specialty dispensing sales. Operating profit and the related margin level for the quarter increased as gross profit improvements generated by capital, productivity and lean initiatives more than offset the increase in selling, general and administrative costs in support of growth initiatives. The Company continues to develop specialty dispensing product applications for growing end markets, including pharmaceutical, personal care and food/beverage, and expand into complementary products as demonstrated by the bolt-on acquisition announced today.
Energy - (Consists of Lamons)
Second quarter net sales increased 38.9% compared to the year ago period, due to incremental sales as a result of the South Texas Bolt & Fitting acquisition completed in the fourth quarter of 2010, as well as sales resulting from newly opened branches. This segment also benefitted from increased sales of gaskets and related bolts resulting from higher levels of turn-around activity at petrochemical refineries and increased demand from the chemical industry. Operating profit for the quarter increased due to higher sales volumes, partially offset by a less favorable sales mix shift related to increasing sales at newer branches, which have lower margins due to more aggressive market pricing and additional launch costs, and increased selling, general and administrative costs in support of branch expansion. The Company continues to grow its sales and service branch network and capitalize on synergies related to the acquisition of South Texas Bolt & Fitting.

Aerospace & Defense - (Consists of Monogram Aerospace Fasteners and NI Industries)
Net sales for the second quarter increased 23.9% compared to the year ago period, due primarily to improved demand for blind bolts and temporary fasteners from aerospace distribution customers, partially offset by lower sales in the defense business related to decreased activity associated with managing the relocation to and establishment of the new U.S. Army's shell manufacturing facility. Operating profit and the related margin increased, primarily due to the sales increase and more favorable product sales mix, partially offset by higher selling, general and administrative expenses. The Company continues to invest in this high-margin segment by developing and marketing highly-engineered products for aerospace applications, as well as expanding its offerings to military and defense customers.
Engineered Components - (Consists of Arrow Engine, Hi-Vol Products, KEO Cutters, Norris Cylinder and Richards Micro-Tool)
Second quarter net sales increased 51.2% compared to the year ago period, primarily due to increased demand for industrial cylinders from global customers and the positive impact of the cylinder asset acquisition completed during second quarter 2010, as well as improved demand for engines, other well-site content and gas compression products. The specialty fittings and precision cutting tools businesses also experienced improved demand, primarily resulting from the upturn in the domestic economy and new product offerings. Second quarter operating profit and related margins improved compared to the prior year period, due to higher sales levels, increased absorption of fixed costs, and productivity and cost reduction efforts, partially offset by higher selling, general and administrative expenses supporting the increased sales levels. The Company continues to develop new products and expand its international sales efforts.
Cequent Asia Pacific - (Consists of Cequent Australia/Asia Pacific)
Net sales for the second quarter increased 16.8% compared to second quarter 2010 due to the favorable impact of currency exchange and new business awards in Thailand, partially offset by continued lower sales in Australia resulting from reduced vehicle availability due to the Japanese tsunami and the continued impact of the first quarter flooding in Queensland, Australia. Operating profit and the related margin decreased due to start-up costs associated with a new program award from a customer incurred during second quarter 2011 for which the associated part production has not yet begun, and the decline in Australian sales volume and related lower absorption of fixed costs. The Company continues to reduce fixed costs and leverage Cequent's strong brand positions to capitalize on growth opportunities in expanding markets.
Cequent North America - (Consists of Cequent Performance Products and Cequent Consumer Products)
Net sales for second quarter increased 7.2% compared to the year ago period, resulting from increased sales within the retail, original equipment and aftermarket channels. Sales increases were the result of market share gains, improved customer demand and new product introductions. Second quarter operating profit increased with margin improvement compared to second quarter 2010, due to improved sales levels, cost reduction actions, improved sourcing and productivity initiatives, partially offset by the sale of higher-cost inventory and increased selling, general and administrative costs in support of the Company's growth initiatives. The Company continues to reduce fixed costs, minimize its investment in working capital and leverage Cequent's strong brand positions and new products for increased market share.
2011 Outlook
The Company raised its outlook for full-year 2011 diluted earnings per share (EPS) from continuing operations to be between $1.60 and $1.70 per share, excluding Special Items and any future events that may be considered Special Items. The Company previously provided an outlook for 2011 EPS to be between $1.45 and $1.60 per share. The Company also raised its 2011 sales outlook from an increase of 8% to 11% to a range of 13% to 16% compared to 2010. In addition, the Company expects 2011 Free Cash Flow, defined as Cash Flow from Operating Activities less Capital Expenditures, to be between $50 million and $60 million.

(1) Appendix I details certain costs, expenses and other charges, collectively described as “Special Items.”

Conference Call Information

TriMas Corporation will host its second quarter 2011 earnings conference call today, Thursday, July 28, 2011, at 10:00 a.m. EDT. The call-in number is (866) 861-4874. Participants should request to be connected to the TriMas Corporation second quarter 2011 earnings conference call (Conference ID #1542923). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the “Investors” section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 211-2648 (Access Code #1542923) beginning July 28 at 2:00 p.m. EDT through August 4 at 11:59 p.m. EDT.

Cautionary Notice Regarding Forward-looking Statements

Any “forward-looking” statements contained herein, including those relating to market conditions or the Company's financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company's business and industry, the Company's substantial leverage, liabilities imposed by the Company's debt instruments, market demand, competitive factors, the Company's ability to maintain compliance with the listing requirements of NASDAQ, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company's accounting policies, future trends, and other risks which are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and in the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent Asia Pacific and Cequent North America. TriMas has approximately 4,000 employees at more than 60 different facilities in 11 countries. For more information, visit www.trimascorp.com.

TriMas Corporation
Condensed Consolidated Balance Sheet
(Unaudited - dollars in thousands)

	June 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$10,070	$46,370
Receivables, net of reserves	171,070	117,050
Inventories	175,660	161,300
Deferred income taxes	25,090	34,500
Prepaid expenses and other current assets	9,090	7,550
Total current assets	390,980	366,770
Property and equipment, net	169,440	167,510
Goodwill	208,500	205,890
Other intangibles, net	154,070	159,930
Other assets	26,890	24,060
Total assets	$949,880	$924,160

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$4,900	$17,730
Accounts payable	136,570	128,300
Accrued liabilities	62,900	68,400
Total current liabilities	204,370	214,430
Long-term debt	473,500	476,920
Deferred income taxes	61,650	63,880
Other long-term liabilities	56,050	56,610
Total liabilities	795,570	811,840
Total shareholders' equity	154,310	112,320
Total liabilities and shareholders' equity	$949,880	$924,160

TriMas Corporation
Consolidated Statement of Operations
(Unaudited - dollars in thousands, except for share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Net sales	$299,720	$252,060	$569,390	$472,120
Cost of sales	(208,350)	(173,750)	(403,340)	(330,750)
Gross profit	91,370	78,310	166,050	141,370
Selling, general and administrative expenses	(48,830)	(41,370)	(93,540)	(79,070)
Gain (loss) on dispositions of property and equipment	(40)	(420)	20	(730)
Operating profit	42,500	36,520	72,530	61,570
Other income (expense), net:
Interest expense	(11,620)	(13,090)	(23,640)	(27,230)
Debt extinguishment costs	(3,970)	—	(3,970)	—
Gain on bargain purchase	—	410	—	410
Other, net	(550)	(540)	(1,710)	(1,050)
Other income (expense), net	(16,140)	(13,220)	(29,320)	(27,870)
Income from continuing operations before income tax expense	26,360	23,300	43,210	33,700
Income tax expense	(9,270)	(8,080)	(14,370)	(12,730)
Income from continuing operations	17,090	15,220	28,840	20,970
Income from discontinued operations, net of income taxes	—	6,210	—	5,890
Net income	$17,090	$21,430	$28,840	$26,860
Earnings per share - basic:
Continuing operations	$0.50	$0.45	$0.85	$0.62
Discontinued operations, net of income taxes	—	0.18	—	0.17
Net income per share	$0.50	$0.63	$0.85	$0.79
Weighted average common shares - basic	34,215,734	33,794,647	34,064,787	33,681,516
Earnings per share - diluted:
Continuing operations	$0.49	$0.44	$0.83	$0.61
Discontinued operations, net of income taxes	—	0.18	—	0.17
Net income per share	$0.49	$0.62	$0.83	$0.78
Weighted average common shares - diluted	34,769,576	34,437,418	34,667,459	34,318,002

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Six months ended June 30,
	2011	2010
Cash Flows from Operating Activities:
Net income	$28,840	$26,860
Adjustments to reconcile net income to net cash provided by (used for) operating activities, net of acquisition impact:
Gain on dispositions of property and equipment	(20)	(9,310)
Gain on bargain purchase	—	(410)
Depreciation	12,620	11,960
Amortization of intangible assets	7,040	7,090
Amortization of debt issue costs	1,510	1,450
Deferred income taxes	7,130	9,610
Debt extinguishment costs	3,970	—
Non-cash compensation expense	1,660	760
Increase in receivables	(52,050)	(43,130)
(Increase) decrease in inventories	(13,190)	5,150
(Increase) decrease in prepaid expenses and other assets	(3,900)	1,820
Increase (decrease) in accounts payable and accrued liabilities	(160)	20,160
Other, net	1,890	(590)
Net cash provided by (used for) operating activities, net of acquisition impact	(4,660)	31,420
Cash Flows from Investing Activities:
Capital expenditures	(14,020)	(5,250)
Acquisition of businesses, net of cash acquired	—	(11,660)
Net proceeds from disposition of assets	1,660	14,740
Net cash used for investing activities	(12,360)	(2,170)
Cash Flows from Financing Activities:
Proceeds from borrowings on term loan facilities	226,520	—
Repayments of borrowings on term loan facilities	(248,950)	(8,430)
Proceeds from borrowings on revolving credit facilities and accounts receivable facility	303,520	264,930
Repayments of borrowings on revolving credit facilities and accounts receivable facility	(297,600)	(270,930)
Debt financing fees	(6,570)	—
Shares surrendered upon vesting of options and restricted stock awards to cover tax obligations	(830)	(180)
Proceeds from exercise of stock options	830	80
Excess tax benefits from stock based compensation	3,800	390
Net cash used for financing activities	(19,280)	(14,140)
Cash and Cash Equivalents:
Increase (decrease) for the period	(36,300)	15,110
At beginning of period	46,370	9,480
At end of period	$10,070	$24,590

Supplemental disclosure of cash flow information:
Cash paid for interest	$22,710	$22,000
Cash paid for taxes	$9,140	$3,270

TriMas Corporation
Company and Business Segment Financial Information
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Packaging
Net Sales	$47,900	$45,520	$91,800	$89,120
Operating profit	$15,070	$13,480	$26,900	$25,340

Energy
Net sales	$42,170	$30,370	$83,120	$62,690
Operating profit	$5,020	$4,070	$10,360	$8,260

Aerospace & Defense
Net sales	$21,330	$17,220	$39,830	$34,300
Operating profit	$4,860	$3,810	$8,580	$7,670

Engineered Components
Net sales	$55,490	$36,700	$103,600	$67,180
Operating profit	$8,340	$5,210	$14,680	$8,010

Cequent Asia Pacific
Net sales	$21,560	$18,460	$41,370	$38,760
Operating profit	$1,940	$3,330	$4,470	$6,990

Cequent North America
Net sales	$111,270	$103,790	$209,670	$180,070
Operating profit	$14,380	$12,720	$21,050	$17,180

Corporate Expenses
Operating loss	$(7,110)	$(6,100)	$(13,510)	$(11,880)

Total Company
Net sales	$299,720	$252,060	$569,390	$472,120
Operating profit	$42,500	$36,520	$72,530	$61,570

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited)

	Three months ended		Three months ended
	June 30, 2011		June 30, 2010
(dollars in thousands, except per share amounts)	Income	EPS	Income	EPS

Income and EPS from continuing operations, as reported	$17,090	$0.49	$15,220	$0.44
After-tax impact of Special Items to consider in evaluating quality of income and EPS from continuing operations:
Debt extinguishment costs	2,460	0.07	—	—
Excluding Special Items, income and EPS from continuing operations would have been	$19,550	$0.56	$15,220	$0.44

Weighted-average shares outstanding at June 30, 2011 and 2010		34,769,576		34,437,418

	Six months ended		Six months ended
	June 30, 2011		June 30, 2010
(dollars in thousands, except per share amounts)	Income	EPS	Income	EPS

Income and EPS from continuing operations, as reported	$28,840	$0.83	$20,970	$0.61
After-tax impact of Special Items to consider in evaluating quality of income and EPS from continuing operations:
Debt extinguishment costs	2,460	0.07	—	—
Excluding Special Items, income and EPS from continuing operations would have been	$31,300	$0.90	$20,970	$0.61

Weighted-average shares outstanding at June 30, 2011 and 2010		34,667,459		34,318,002